Exhibit FS-4, Capital Structure Analysis Charts


              Capital Structure Analysis Charts


Chart 1 - AE Supply

     Set forth below is a table showing the pro forma consolidated capital structure of AE Supply as of December 31, 2000 after factoring in: 1) the impact of File No. 70-
9683   which  results  in  an  increase  in  long-term  debt
($430,000,000); 2) 70-9801, which results in increasing long-
term    debt    ($550,000,000)   and    membership    equity
($500,000,000);  and, 3) this application,  File  No.  9747,
which   results   in   an   increase   to   long-term   debt
($206,778,000), reduces Minority Interest to zero, and an increase in Member's Equity ($189,529,000).


                                 AE Supply<F1> Capitalization Table

                 12/31/00         70-9683        70-9801        70-9747        Pro Forma
                 ($mm)                  (%)            (%)            (%)              (%)


Short-term
Debt             219    14%      219    11%      219     8%      219    7%       219     7%

Long-term
Debt             563    36%      993    49%     1543    50%     1750   51%     1,750    51%

Minority
Interest          39     2%       39     2%       39     1%      -                -

Membership
Interests        760    48%      760    38%    1,260    41%     1449    42%    1,449    42%

Total         $1,581   100%    2,011   100%    3,061   100%    3,418   100%    3,418   100%


<F1> AE Supply is a limited liability company and as such has
"membership interests" in lieu of common stock.

Chart 2 - Allegheny

     Set forth below is a table showing the cumulative effect on the pro forma consolidated capital structure of Allegheny Energy, Inc. as of December 31, 2000 after factoring in the impact of: 1) File No. 70-9683, which results in an increase in long-term debt ($430,000,000); 2) File No. 70-9801, which results in increasing long-term debt ($550,000,000) and common stock equity ($1,000,000,000);
and, 3) File No. 70-9747, which results in a net change of zero.


              Allegheny's<F2> Capitalization Table

               12/31/00        70-9683          70-9801      70-9747        Pro Forma
               ($mm)                  (%)             (%)          (%)             (%)



Short-term
Debt           722    14%     722     13%      722    10%    --      %      722    10%

Long-term
Debt         2,720    52%   3,150     55%    3,700    51%    --      %    3,700    51%

Preferred
Stock           74     1%      74      2%       74     1%    --      %       74     1%

Common
Equity       1,741    33%    1,741    31%    2,741    38%    --      %    2,741    38%

Total       $5,257   100%    5,687   100%    7,237   100%    --   100%    7,237   100%

<F2> AE Supply is a C corporation and as such has "common stock."


Chart 3 -  Monongahela Power

The following table sets forth the pro forma consolidated capital structure of Monongahela Power as of December 31, 2000. After factoring in the impact of this application which results in a net reduction in total assets of $545,395,000 which is offset by reductions to: (a) current liabilities ($131,042,000); (b) long-term debt ($106,778,000); and (c) equity ($189,529,000).


                          12/31/00       Pro Forma
                          ($mm)                 (%)

     Short-term
     Debt                 315   18%      184   14%

     Long-term
     Debt                 607   36%      500   39%

     Preferred
     Stock                 74    4%       74    6%

     Common
     Equity               708   42%      518   41%

     Total             $1,704  100%    1,276  100%